EXHIBIT 2.3

AMC ENTERTAINMENT INC.

106 W. 14th Street, Suite 2000

Kansas City, Missouri 64105

December 6, 2001

(Amended and restated as of January 28, 2002)

GC Companies, Inc.

1300 Boylston Street

Chestnut Hill, Massachusetts 02467

Attn: G. Gail Edwards

President and Chief Operating Officer

Dear Ms. Edwards:

This amended and restated letter of intent ("Letter") supercedes and replaces that certain letter of intent dated December 6, 2001, as amended as of January

15, 2001. The purpose of this Letter is to set forth certain non-binding understandings and certain binding agreements between AMC Entertainment Inc.,

a Delaware corporation ("AMCE" or "we"), and GC Companies, Inc., a Delaware

corporation ("GCX" or "you"),

and its affiliated debtors and debtors in possession (collectively, the "GCX

Debtors") in cases under chapter 11 of the United States Bankruptcy Code that are currently pending the United States Bankruptcy Court for the District of Delaware

(the "Court") as case nos. 00-3897 (EIK) to 00-3927 (EIK) (the "Chapter 11 Cases"),

with respect to AMCE's acquisition of newly issued shares of GCX common stock ("New

GCX Stock"), representing 100 percent of the outstanding capital stock of GCX as reorganized pursuant to a plan of reorganization in form and substance reasonably satisfactory to AMCE in the good faith exercise of its discretion that (i) is in all respects consistent with this Letter and the Term Sheet (as defined below), (ii) does not impose on AMCE any liabilities or obligations in addition to or other than those provided in this Letter, the Agreement (as defined below) and the Term Sheet and

(iii) contains such other provisions that AMCE reasonably deems necessary to protect

AMCE (the "Plan"), on the terms and conditions described in this Letter

(collectively, the "Proposed Transaction").

Section 1 reflects our understanding with respect to the matters described in them, but are not to constitute a complete statement of, or a legally binding or enforceable agreement or commitment on the part of, AMCE or the GCX Debtors with respect to the matters described therein.

1. Purchase of GCX and Subsidiaries.

(a) On the terms and subject to the conditions (which will be substantially in accordance with this Letter and the Term Sheet) set forth in (A) that certain Stock

Purchase Agreement dated January 15, 2002 (as may be amended, the "Agreement") among

GCX, AMCE, American Multi-Cinema, Inc. ("AMC") and Centertainment Development, Inc.

("CDI"), a copy of which is attached hereto as Exhibit II, and (B) the Plan

(collectively, the "Transaction Documents"), AMCE intends to acquire substantially all of the assets, properties and business (the "GCX Business and Assets") of GCX and its subsidiaries through (i) AMC's acquisition of the New GCX Stock on the effective date of the Plan (the "Effective Date"), (ii) CDI's acquisition of all of the stock of General Cinema International, Inc., and (iii) CDI's acquisition of all of the stock of reorganized GCC Investments, Inc.

(b) The Transaction Documents will or do provide that, at the Effective Date, the consideration specified in the Term Sheet for the acquisition of GCX by AMCE attached hereto as Exhibit I (the "Term Sheet") will be issued to or for the benefit of the claimants and equity holders in the Chapter 11 Cases as provided in the Plan.

(c) The Transaction Documents will or do provide that, at the Effective Date, the lessee of each of the domestic theatre leases that is assumed under the Plan shall be a single domestic operating corporation named "General Cinema

Theatres, Inc." ("Reorganized GCT") that will be a wholly-owned subsidiary of

Reorganized GCX, except (i) as otherwise determined by AMCE in its sole discretion or (ii) to the extent any such lease is assigned to Reorganized

GCT, if the counterparty to such a contract or lease objects to such assignment and the Court does not approve such assignment (in which case the lessee will be the existing GCX Debtor that is lessee under such lease).

(d) The Transaction Documents will or do provide that, to the extent that on the

Effective Date GCX has insufficient cash to repay GCX's debtor-in possession credit facility in full and to pay any unpaid "Deduction Claims" (as defined in the Term Sheet), AMCE will fund the shortfall. AMCE also will provide

GCX, for presentation to the Court at the Plan confirmation hearing, evidence to support a finding by the Court that the working capital feasibility requirements for the Plan under Section 1129(a)(11) of the Bankruptcy Code are met.

2. [Omitted]

3. Binding Agreements. Upon execution of counterparts of this Letter by you, the following lettered paragraphs of this Section 3 will constitute the legally binding and enforceable agreement of AMCE and GCX (in recognition of the significant costs to be borne by AMCE and GCX in pursuing this transaction and further in consideration of their mutual undertakings as to the matters described herein).

(a) Access. Subject to the terms set forth in paragraph (j) below respecting confidentiality and certain other matters, GCX, on reasonable notice, will afford AMCE's employees, auditors, legal counsel and other authorized representatives all reasonable opportunity and access during normal business hours to inspect,

investigate and audit in a reasonable manner the GC Business and Assets and to meet with GCX personnel before the Effective Date.

(b) Consents. AMCE and GCX will cooperate with one another and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary material consents and approvals from governmental bodies, lenders, landlords and third parties necessary to consummate the Proposed Transaction, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Transaction Documents and the Proposed Transaction.

Without limiting the generality of the foregoing, GCX and AMCE shall file premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

amended (the "HSR Filing"), as soon as reasonably practicable after execution of this

Letter, but in any event prior to the earlier to occur of (i) five (5) days following

Court approval of this Letter and the IOA, or (ii) January 28, 2002.

(c) [Omitted].

(d) Bankruptcy Process. AMCE, GCX and the Committee of Unsecured

Creditors in the Chapter 11 Cases (the "Committee") will cooperate in the preparation of the Plan, the disclosure statement therefor (the "Disclosure Statement"), the forms of ballots, solicitation procedures and Plan related procedures (collectively,

the "Plan Procedures") and will use commercially reasonable efforts (which shall not be interpreted to require AMCE or GCX to pay any amount other its own attorneys'

fees) to obtain Court approval and confirmation of the Agreement, Plan, Disclosure

Statement and Plan Procedures and to implement the Plan in accordance with the following schedule:

(i) [Omitted].

(ii) The Plan and Disclosure Statement were filed with the Court on or before December 21, 2001 and the Plan Procedures were filed on or before January 10, 2002.

(iii) A Court order approving the adequacy of the Disclosure

Statement shall have been entered on or before February 25,

2002.

(iv) The applicable waiting period for the HSR Filing shall have expired or been terminated early, without the initiation of

any enforcement action and without the imposition of any

conditions on the Proposed Transaction by the Federal Trade

Commission or the Antitrust Division of the Department of

Justice, not less than five (5) days prior to the confirmation hearing for the Plan.

(v) A Court order confirming the Plan (the "Confirmation Order")

shall have been entered on or before March 20, 2002.

(vi) The Confirmation Order shall have become a final,

nonappealable order on or before April 1, 2002.

If AMCE is not in breach of its obligations under this Letter, AMCE may extend any of the dates set forth in any or all of clauses (i) through (vi)

above, inclusive, for a period of up to thirty days, by giving written notice of such election to GCX and the Principal Claimants (as defined below) on or before the applicable date being extended. If GCX is not in breach of its obligations under this Letter, GCX and the Committee may jointly extend any of the dates set forth in any or all of clauses (i) through (vi) above, inclusive, for a period of up to thirty days, by giving written notice of such election to AMCE and the Principal Claimants

(as defined below) on or before the applicable date being extended.

(e) Exclusivity. GCX acknowledges that AMCE has expended and will continue to expend considerable time and money in developing the Proposed

Transaction, which it is not prepared to continue expending, however, except upon the terms hereof, including the provisions of this paragraph (e).

(i) Nonsolicitation. Neither GCX nor any of its respective

directors, employees, accountants or other agents and

representatives (collectively, "Representatives") shall,

directly or indirectly, solicit a competitive bid or proposal from a third party to purchase all or any portion of the GCX

Business and Assets or the New GCX Stock, whether in a

separate transaction or as part of a plan of reorganization

for GCX (a "Third Party Plan"), or engage in or continue any discussions or negotiations with any party that has made or

who may make such a competitive bid for such New GCX Stock or the Assets.

(ii) Unsolicited Proposals. Notwithstanding subparagraph (i), GCX may consider an unsolicited Third Party Plan if and only if

the Court finds that (A) the Third Party Plan would provide

for a material increase in the aggregate value of the

consideration being paid for all of the GCX Business and

Assets compared to the Plan, (B) the Third Party Plan is

fully-financed and the third party is otherwise capable of

performing its obligations thereunder, and (C) GCX may

consider the Third Party Plan.

(iii) Support Agreements. GCX acknowledges that certain claimants and parties in interest in the Chapter 11 Cases, to wit:

General Electric Capital Corporation, Harcourt General, Inc.

and the Committee (collectively, the "Principal Claimants"),

have entered into support agreements with AMCE with respect to the Plan (the "Support Agreements") that obligate the

Principal Claimants to support the Plan and prevent the

Principal Claimants from supporting a Third Party Plan,

subject to the terms and conditions of the Support Agreements.

(f) Termination. This Letter may be terminated (A) by AMCE, at

AMCE's sole discretion, promptly following the passing of the applicable deadline upon written notice to GCX and the Principal Claimants if, through no material fault of AMCE, any event specified to occur as of a certain date in paragraph (d) above has not occurred as of such date, including any extensions, or (B) by the non-breaching party due to material breach of this Letter by the other party if the breaching party does not cure such breach within thirty (30) days after written notice from the non-

breaching party. Without limiting the foregoing, any breach by GCX of clause (i) or

(ii) of paragraph (e) shall be a material breach of this Letter. Upon any such termination, any obligations under this Letter will terminate and no party shall have any liability whatsoever to any other party; provided, however, that nothing in this

Letter shall limit the availability of any equitable remedies, including specific performance, available to AMCE upon GCX's breach of this Letter, the IOA or the

Agreement.

(g) Costs. AMCE and GCX will each be solely responsible for and bear all of its own respective expenses, including expenses of legal counsel,

accountants and other advisers, incurred at any time in connection with pursuing or consummating the Proposed Transaction.

(h) Miscellaneous. The terms set forth in this Letter are a part of a comprehensive agreement, each element of which is an integral aspect of the

Proposed Transaction and, as such, are non-severable. Headings are for reference only and do not constitute part of this Letter. The words "includes" and "including"

shall not be words of limitation and shall be read to also add "without limitation."

This Letter shall be governed by and construed in accordance with the internal laws of the State of New York and any applicable provision of the Bankruptcy Code, without regard to the principles of conflict of laws that would provide for application of another law. Each of the parties acknowledges and agrees that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof,

nor will any single or partial exercise thereof preclude any other right, power or privilege hereunder. This Letter may be executed in counterparts, each of which when taken together shall constitute an original of this Letter. It is understood that this Letter does not contain all matters upon which agreement must be reached in order for the Proposed Transaction to be consummated; however, the provisions of

Section 3 of this Letter, are acknowledged and agreed to be fully binding on the parties hereto.

(i) Public Disclosure. AMCE and GCX may provide copies of this

Letter and attachments to parties in interest in the Chapter 11 Cases and as otherwise necessary in connection with the Chapter 11 Cases. AMCE and GCX also shall be entitled to file copies of this Letter with the Court, the Securities and Exchange

Commission, the HSR Filing and any exchange upon which AMCE's or GCX's securities are traded, and as otherwise required by law. Subject to the foregoing, neither AMCE nor

GCX shall make any public release of information regarding the matters contemplated herein except (i) that simultaneous press releases in the form approved by AMCE and

GCX in writing by fax or by E-mail shall be issued by each of AMCE and GCX as promptly as is practicable after the execution of this Letter and at such other times as may be set forth in the Agreement, (ii) AMCE may issue one or more press releases to the effect that it has entered into support agreements with other creditors of the

GCX Debtors, after consultation with GCX, and (iii) that AMCE and GCX may each continue such communications with employees, customers, suppliers, franchisees,

lenders, lessors, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this

Letter, and (iii) as required by law, the Court, with the Securities and Exchange

Commission, the HSR Filing and any exchange upon which AMCE's or GCX's securities are traded.

(j) Confidentiality. AMCE agrees that, except as provided in this

Letter, that certain letter agreement respecting confidentiality and nondisclosure dated June 29, 2001 between GCX and AMCE shall remain in effect. The provisions of this paragraph (j) shall survive the termination of this Letter.

(k) Other Plan Provisions. The Plan shall contain customary

release provisions with respect to directors, officers and employees of the GCX

Debtors, preserve any pre-petition claims of directors, officers and employees of the

GCX Debtors to the extent of coverage therefor under GCX's existing Directors and

Officers Insurance Policy ("D&O Policy") and preserve the rights of the current GCX directors and officers consistent with the GCX bylaws against reorganized GCX with respect to advancement of legal fees and expenses up to an aggregate maximum of

$250,000 for all individuals, claims and occurrences (subject to replenishment by any reimbursement received by reorganized GCX from any source). In addition, AMCE will fund the procurement of "tail" coverage under the D&O Policy, up to a maximum premium cost of $350,000, which amount will not be an Deduction Claim within the meaning of the Term Sheet.

[Remainder of page intentionally blank]

We look forward to working with you on the Proposed Transaction.

Very truly yours,

AMC Entertainment Inc.

By: /s/ Craig R. Ramsey

Craig R. Ramsey

Senior Vice President - Finance,

Chief Financial Officer and

Chief Accounting Officer

ACKNOWLEDGED AND AGREED TO:

GC Companies, Inc.

By: /s/ G. Gail Edwards

G. Gail Edwards

President and Chief Operating Officer

THE COMMITTEE OF UNSECURED CREDITORS

IN THE CHAPTER 11 CASES OF THE GCX DEBTORS

By: /s/ William S. Kaye

Name: William S. Kaye

Title: Chairman

GENERAL ELECTRIC CAPITAL CORPORATION

By: /s/ Nicole Russo

Name: Nicole Russo

Title: Risk Manager

HARCOURT GENERAL, INC.

By: /s/ Charles P. Fontaine

Name: Charles P. Fontaine

Title: Vice President

January 28, 2002

Term Sheet for the Acquisition of GC Companies, Inc. ("GCC") by AMC Entertainment

Inc. ("AMCE")

A. Classification and Treatment of Claims and Interests

(a) Unclassified Claims (not entitled to vote)

Administrative Claims:

On the Effective Date, or as soon thereafter as practicable, each holder of an

Allowed Administrative Claim will receive payment in full in cash of the unpaid portion of such Allowed Administrative Claim.

DIP Financing Claims:

On the Effective Date, or as soon thereafter as practicable, the holders thereof will receive payment in full in cash of the Allowed DIP Financing Claims.

Priority Tax Claims:

At the option of AMCE, each holder of an Allowed Priority Tax Claim will receive either (i) payment in full in cash on the Effective Date or as soon thereafter as practicable, or (ii) payment over a six year period from the date of assessment as provided in section 1129(a)(9)(C) of the Bankruptcy Code with interest payable at 7 percent annually or at such other rate agreed to by AMCE and the holder of such claim or determined by the Bankruptcy Court; provided, however, that any Allowed Priority

Tax Claim for which any member of the GECC Group is liable, the payment of which is demanded from such member by the applicable taxing authority, shall be payable upon the later of the date of such demand or the Effective Date.

(b) Unimpaired Claims (deemed to accept)

Class 1?Other Priority Claims:

On the Effective Date, or as soon thereafter as practicable, each holder of a Class 1

Claim will receive payment in full in cash of such Allowed Other Priority Claim.

Class 2?Secured Claims other than Banks, Heller and GECC Group:

As to each Class 2 Claim, at the option of AMCE, AMCE will either (i) reinstate such

Class 2 Claim by curing all outstanding defaults with all legal, equitable, and contractual rights remaining unaltered, except as permitted by 11 U.S.C. _1124(2),

(ii) pay in full the allowed amount of such Class 2 Claim in cash on the Effective

Date or as soon thereafter as practicable or (iii) satisfy such Class 2 Claim by delivering to the claimant the collateral securing such claim.

Class 3?Claims of Heller:

As to each Class 3 Claim, AMCE will reinstate such Class 3 Claim by curing all outstanding defaults and leaving all legal, equitable, and contractual rights unaltered, except as permitted by 11 U.S.C. _ 1124(2); provided, that, AMCE shall have the right to pay such Allowed Class 3 Claim in full in cash on the Effective

Date, or as soon thereafter as practicable, in full satisfaction of such Allowed

Class 3 Claim. For purposes of the foregoing, Heller shall be deemed to have an allowed Class 3 Claim in the amount of $28,408,027 as of December 4, 2001, which amount shall be reduced by the principal portion of any payments made by GCC through the Effective Date.

(c) Impaired Claims (entitled to vote)

Class 4?Claims of Banks:

For purposes of the Plan, Fleet National Bank, N.A. ("Fleet") and The Bank of Nova

Scotia (collectively, the "Domestic Banks") shall be deemed to have Allowed Class 4

Claims of $44.6 million. On the Effective Date, or as soon thereafter as practicable, each holder of an Allowed Class 4 Claim will receive New AMCE Notes with a face amount equal to 100 percent of its Allowed Class 4 Claim ; provided,

however, that each holder of a Class 4 Claim may elect to receive, in lieu of its New

AMCE Notes, cash in an amount equal to 87.5 percent of the New AMCE Notes to which it would otherwise be entitled (such option being hereinafter referred to as the "New

AMCE Notes Exchange Option"). Whether or not the New AMCE Notes Exchange Option is

exercised, the consideration provided for herein shall be in full satisfaction of the

Allowed Class 4 Claims for all purposes, and without limiting the foregoing, will be deemed to fully satisfy all claims and rights of the holders of such claims against

Harcourt General, Inc. ("Harcourt") under that certain Intercreditor Agreement dated

January 26, 1999 (the "Intercreditor Agreement") between Harcourt and Bank Boston,

N.A. (n/k/a Fleet National Bank, N.A.), as administrative agent for the Domestic

Banks.

GCC's Guaranty of Hoyts General Cinemas South America's Credit Facilities:

As a condition of the treatment of the Class 4 Claims as described above (the "JV

Loan Purchase Condition"), prior to the Effective Date, the lenders (the "SA

Lenders") to Hoyts General Cinemas South America (the "JV") shall have sold, and GCC shall have purchased, one half of the SA Lenders' loans to the JV (the "GCC JV Loan

Portion") for no more than 87.5 percent of the face amount of that portion of such JV loans (the "JV Loan Purchase"), and the SA Lenders shall have released GCC from any liability by reason of GCC's several guaranties (collectively, the "GCC Guaranty") of the JV's credit facilities. Notwithstanding the foregoing, GCC may, at its option,

purchase the GCC JV Loan Portion of less than all of the SA Lenders; in such event,

any claim against GCC under the GCC Guaranty shall be released with respect to such

GCC JV Loan Portion, and in no event shall the JV Loan Purchase Condition be satisfied for purposes of this Term Sheet unless the entire JV Loan Purchase with respect to the GCC JV Loan Portion has occurred. Any JV Loan Purchase shall be financed by borrowings under the DIP facility or a successor DIP facility.

Bank Support Agreement Condition

As Fleet and Bank of America, N.A. ("BofA"), each on behalf of itself and its affiliates, foreign and domestic, in their respective capacities as administrative agent(s) and lender(s) to GCC and its affiliates and joint ventures, foreign and domestic) (collectively, the "Banks") have not entered into a support agreement agreeing to the treatment of Class 4 Claims and the satisfaction of the JV Loan

Purchase Condition described above as of the date hereof (the "Bank Support Agreement

Condition"), the treatment of Class 4 Claims under this Term Sheet (and, in the event that AMCE selects Option B below, Class 8 Claims {as defined in Option B} that would otherwise be classified in Class 6) shall be modified, at AMCE's option, to consist of the treatment described under Option A, Option B or Option C below, and the terms of the selected option shall become part of this Term Sheet, unless otherwise agreed by AMCE and the Banks, so long as such alternative agreed upon treatment of Class 4

Claims and claims arising under or relating to the GCC Guaranty under this Term Sheet does not have a material adverse effect on the treatment of any other class of claims under this Term Sheet:

Option A:

? The JV Loan Purchase Condition shall be waived. In lieu thereof, GCC shall reject the GCC Guaranty (to the extent, if any, that it is an executory contract), and the SA Lenders may assert a general unsecured Class 6 claim against GCC therefor (the "GCC Guaranty Claim"). To the extent that the GCC

Guaranty Claim is allowed by the bankruptcy court, it shall be the "Allowed GCC

Guaranty Claim." AMCE will make available for distribution on account of the

Allowed GCC Guaranty Claim New AMCE Stock with a Plan Value equal to that fraction of the Allowed GCC Guaranty Claim, the numerator of which is the total

Plan Value of the New AMCE Stock (plus, if applicable under clause (b) of the

Conditional Class 6 Recovery, the Plan Value of the Top-Up AMCE Stock and any

cash substituted by Harcourt therefor) that would have been distributed to the holders of Allowed Class 6 Claims had the Bank Support Agreement Condition not

been waived and this provision had not become effective, and the denominator of which is the total amount of the Allowed Class 6 Claims other than the Allowed

GCC Guaranty Claim. The Plan Value of such New AMCE Stock with respect to each

Allowed GCC Guaranty Claim shall be applied to reduce the amount of debt outstanding under the JV credit facility to which each Allowed GCC Guaranty Claim relates.

? If the fair market value of the New AMCE Notes (based on the average of the bid and ask prices on the trading date immediately prior the date of distribution) to be distributed to holders of Allowed Class 4 Claims is less than the Allowed

Class 4 Claims, then such holders shall be entitled to receive additional New

AMCE Notes with a fair market value equal to the deficiency.

Option B:

? All nonpriority, unsecured claims against GCC that (i) are not also claims against any direct or indirect subsidiary of GCC that is a chapter 11 debtor and

(ii) would otherwise have been classified in Class 6, including without limitation any claim arising under or relating to the GCC Guaranty, shall be separately classified in a new Class 8. The holders of allowed unsecured claims in Class 8, including without limitation claims arising under or relating to the

GCC Guaranty, shall receive New AMCE Stock with a Plan Value (as defined in footnote 9 below) or, at AMCE's option, cash, equal to 5 percent of each holder's

Allowed Class 8 Claim.

? If the fair market value of the New AMCE Notes (based on the average of the bid and ask prices on the trading date immediately prior to the date of distribution)

to be distributed to holders of Allowed Class 4 Claims is less than the Allowed

Class 4 Claims, then such holders shall be entitled to receive additional New

AMCE Notes with a fair market value equal to the deficiency.

Option C:

? The Class 4 Claims and any claims arising under or relating to the GCC Guaranty shall be treated in such manner as AMCE designates, so long as such treatment does not require any reduction in the amount of the consideration that would have been received by the holders of allowed claims in any other class absent such treatment of Class 4 claims or claims arising under or relating to the GCC

Guaranty.

Class 5?Claims of the GECC Group:

For purposes of the Plan, the GECC Group shall be deemed to have Allowed Class 5

Claims in the aggregate amount of $78.3 million .

On the Effective Date, or as soon thereafter as practicable, each holder of an

Allowed Class 5 Claim secured by identifiable equipment or leaseholds (i.e., all members excluding Fifth Third and Bank Leumi), whose Allowed Class 5 Claims are estimated to be $71.1 million in the aggregate, will receive the following consideration (i) New AMCE Notes with a face amount equal to 90 percent of its

Allowed Class 5 Claim (i.e., $64 million in the aggregate) ; provided, however, that each Allowed Class 5 Claim holder shall have the right to exercise the New AMCE Notes

Exchange Option for the New AMCE Notes to which it would otherwise be entitled (i.e.,

for $56 million in cash in the aggregate); and (ii) New AMCE Stock (as defined below)

with an aggregate Plan Value (as defined below) equal to 4.5 percent of its Allowed

Class 5 Claim (i.e., $3.2 million Plan Value).

On the Effective Date, or as soon thereafter as practicable, each holder of an

Allowed Class 5 Claim secured by unidentifiable equipment (i.e., Fifth Third and Bank

Leumi), whose Allowed Class 5 Claims are estimated to be $7.2 million in the aggregate, will receive the following consideration (i) New AMCE Notes with a face amount equal to 50 percent of its Allowed Class 5 Claim (i.e., $3.6 million in the aggregate); provided, however, that each Allowed Class 5 Claim holder shall have the right to exercise the New AMCE Notes Exchange Option for the New AMCE Notes to which it would otherwise be entitled (i.e., for $3.15 million in cash in the aggregate);

and (ii) New AMCE Stock (as defined below) with an aggregate Plan Value (as defined below) equal to 22.5 percent of its Allowed Class 5 Claim (i.e., $1.62 million Plan

Value).

Class 6?Unsecured Claims Other Than Any Unsecured Claims of the Banks, Heller, the

GECC Group, or Harcourt:

On the Effective Date, or as soon thereafter as practicable, each holder of an

Allowed Class 6 Claim will receive New AMCE Stock with an aggregate Plan Value equal to such holder's pro rata share of the sum of (a) Base Class 6 Recovery plus (b) the

Conditional Class 6 Recovery (if any), each as defined below; provided, that in no event shall holders of Allowed Class 6 Claims receive New AMCE Stock with a Plan

Value in excess of 100 percent of their Allowed Claims.

The "Base Class 6 Recovery" shall be equal to:

(w) $37.5 million (plus, if and only if (A) AMCE exercises its rights to require GCC to reject any real estate lease under 11 U.S.C. _ 365 which GCC has not already rejected , other than the Bay Plaza Expansion {which does not include the existing

Bay Plaza location}, Erie Commons, Summit Park and Midway Mall leases, (any such newly rejected lease other than the Bay Plaza Expansion, Erie Commons, Summit Park and Midway Mall leases being a "Newly Rejected Lease") and (B) AMCE has been afforded the reasonable opportunity to renegotiate the terms of such Newly Rejected Lease prior to such rejection, 32/45's (or 71.1 percent) of the allowed unsecured claim of the lessor arising as a result of such rejection of the Newly Rejected Leases); plus

(x) to the extent that any Class 6 Claims are allowed on account of the rejection of the theatre leases known as Rancho (Unit 422), Galleria (Unit 744), Lincoln Mall

(Unit 870) or Deerfield 8 (Unit 922) (such Allowed Class 6 Claims being hereinafter referred to in the aggregate as the "Allowed Designated Lease Claims"), the positive amount (if any) that results from multiplying (i) the lesser of $1.4 million or the

Allowed Designated Lease Claims, minus (in either case) the amount, if any, which results from subtracting the aggregate Allowed Claims of John Berylson and Michael

Greeley from $4 million and (ii) that fraction, the numerator of which fraction is the total Plan Value of the New AMCE Stock (plus, if applicable under clause (b) of the Conditional Class 6 Recovery, the Plan Value of the Top-Up AMCE Stock and any

cash substituted by Harcourt therefor) that would have been distributed to the holders of Allowed Class 6 Claims had the Allowed Designated Lease Claims been zero,

and the denominator of which is the total amount of the Allowed Class 6 Claims other than the Allowed Designated Lease Claims; minus

(y) the amount (if any) by which the aggregate amount of the "Deduction Claims"

exceeds $20 million; plus

(z) the amount (if any) by which the aggregate amount of the "Deduction Claims" is less than $20 million.

As used herein, the term "Deduction Claims" shall be defined as the aggregate sum of the Administrative Claims (exclusive of operating expenses incurred or accrued and paid in the ordinary course of business for goods and services, sales taxes and federal and state taxes relating to ordinary income), plus retention, severance and bonus payments (including bonuses paid in the normal course) (without duplication),

plus the Priority Tax Claims, plus the Class 1 Claims, plus the Class 2 Claims, plus the Cure Claims, plus the adequate protection payments, less the GECC Excess

Payments and any adequate protection payments made to Heller subsequent to August 1,

2001 and applied to the reduction of the pre-petition principal amount of Heller's

Class 3 Claim, in all instances whether payments on behalf of such Deduction Claims were made from August 1, 2001 through the Effective Date or whether such Deduction

Claims are outstanding on the Effective Date; provided, however, that the component of Deduction Claims that relates to severance and retention payments, including amounts paid under the Amended and Restated Termination and Change of Control

Agreements approved by the Bankruptcy Court's Order dated March 16, 2001 but not including any bonuses paid in the normal course, shall be deemed to equal $5 million regardless of the actual amounts that are paid through the Effective Date or outstanding on the Effective Date; bonuses paid in the normal course shall constitute a Deduction Claim based on the actual amount of such bonuses paid. All fees and expenses incurred by the post-confirmation Committee, the Unsecured Stock Trust, the

Class 6 distribution agent and any and all sub-agents, professionals and others employed by any or all of them (including, without limitation, the debtors-in-

possession's present or former employees and counsel), shall be satisfied exclusively from assets or cash otherwise distributable to the holders of Allowed Class 6 Claims pursuant to this Term Sheet. Additionally: (i) any fees due and payable to the

Office of the United States Trustee pursuant to section 1930(a)(6) of title 28 of the

United States Code with respect to any chapter 11 cases that remain open from and after the Effective Date of the Plan shall be paid and satisfied exclusively from the assets or cash otherwise distributable to the holders of Allowed Class 6 Claims;

provided that, except as set forth below with respect to General Cinema Theatres,

Inc. ("GCT") and, under certain circumstances, GCC, all of the GCC debtors' cases will be closed as of the Effective Date, or as soon thereafter as reasonably practicable; provided further, that GCT will move to close its case promptly when requested to do so by the post-confirmation Committee after resolution of all disputed Class 6 Claims and (but only if Option B under the "Bank Support Agreement

Condition" is chosen) the GCC case will be closed promptly after resolution of all disputed Class 8 Claims. Any fees and expenses (including, without limitation,

professional fees and expenses) incurred by the post-confirmation Committee in objecting to or otherwise resolving Administrative Claims and Priority Tax Claims shall be satisfied exclusively from the assets or cash otherwise distributable to the holders of Allowed Class 6 Claim, it being understood that the reorganized debtors shall have no obligation to object to or otherwise resolve Administrative Claims and

Priority Tax Claims, that any such objection or resolution shall be at the option,

risk and expense of the post-confirmation Committee and that the reorganized debtors will be reimbursed for any out-of-pocket expenses incurred as a result of any such objection or resolution.

The "Conditional Class 6 Recovery" shall be equal to the sum of the following, which shall be conditioned upon occurrence of the conditions described in clauses (a) and

(b) and may therefore be zero: (a) If the JV Loan Purchase Condition is waived and

AMCE selects Option A described above under the heading "Bank Support Agreement

Condition," the Plan Value of New AMCE Stock to be made available by AMCE to the holders of the Allowed GCC Guaranty Claim, plus (b) to the extent any pre-petition claims are allowed on account of the rejection of any of the Identified Leases (any such allowed claims being "Allowed Identified Lease Claims"), Harcourt shall, at its own expense, purchase AMCE Stock in the open market (or New AMCE Stock if agreed by

AMCE) for distribution to the holders of Allowed Class 6 Claims such that, when added to the New AMCE Stock made available by AMCE under the Base Class 6 Recovery and any

New AMCE Stock to be distributed under clause (a) above, the AMCE Stock made available by Harcourt is sufficient to enable holders of Allowed Class 6 Claims other than the holders of Allowed Identified Lease Claims to receive the same amount of

AMCE Stock per dollar amount of their Allowed Class 6 Claims as they would have received if the Allowed Identified Lease Claims had not been allowed (the "Top-Up

AMCE Stock"); provided, that Harcourt may satisfy this obligation by delivering, in its discretion, either a number of shares of AMCE Stock equal to the Top-Up AMCE

Stock or cash in an amount equal to the market value of the Top-Up AMCE Stock as of the Effective Date. Except as provided in the preceding clause (b), Harcourt shall have no responsibility with respect to any distributions to third party holders of any Allowed Class 6 Claim. The Conditional Class 6 Recovery is intended to provide for the same treatment to the holders of Allowed Class 6 Claims that are determined to be such under the conditions described in clauses (a) and (b) of this paragraph

(in terms of the number of shares of AMCE Stock per dollar of Allowed Class 6 Claims)

as other holders of Allowed Class 6 Claims would receive if the claims described in clauses (a) and (b) had not become Allowed Class 6 Claims), and the Conditional Class

6 Recovery shall be interpreted accordingly.

Notwithstanding anything to the contrary contained herein, the treatment of Allowed

Class 6 Claims under this Term Sheet is predicated upon the assumption that all of the Identified Leases (other than the Erie Commons, Summit Park and Midway Mall leases, which shall be rejected) and all other leases that were assigned by any of the GCC Debtors to any party other than one of the GCC Debtors (the "Assigned

Leases") have been rejected or have deemed rejected under section 365(d) of the

Bankruptcy Code. Accordingly, notwithstanding anything to the contrary contained herein, the GCC Debtors shall reject all Identified Leases that have not been previously rejected, and all Assigned Leases that have not been previously rejected,

without any additional obligation on the part of AMCE.

Notwithstanding anything to the contrary contained herein, in the event that AMCE elects to treat claims arising under or relating to the GCC Guaranty and other nonpriority unsecured claims that are solely claims against GCC (but not against any subsidiary chapter 11 debtor) that would otherwise be classified in Class 6 in accordance with Option B under the "Bank Support Agreement Condition" above, then such claims shall not be included in Class 6 and shall not be entitled to treatment in accordance with the provisions regarding Class 6 claims. Instead, all such claims shall be treated as Class 8 claims in accordance with Option B.

Notwithstanding the foregoing, upon the agreement of AMCE and the Committee, Class 6 may be divided into two or more sub-classes which may each receive different treatment under the Plan, provided that the aggregate consideration distributable to such sub-classes does not exceed the total consideration otherwise distributable to

Class 6 pursuant to this term sheet.

Class 7- Convenience Class:

As soon as practicable following the AMCE Class 6 Distribution Date under the Plan,

each Holder of an Allowed Class 6 Claim that is $500 or less or that the Holder thereof elects to reduce to $500 shall receive cash paid from the Class 6 recovery

(or the proceeds thereof), in an amount equal to seventy percent (70 percent) of such

Holder's Allowed convenience claim. Notwithstanding the foregoing, if the Class 7 convenience claim exceed $425,000.00 the Committee may elect, on or before the

Confirmation Date, to eliminate Class 7 of the Plan, in which event each and every

Allowed convenience claim shall be treated in all respects as an Allowed Class 6

Claim and any election of the Holder thereof to reduce its Allowed Claim to $500 shall be deemed null and void.

Class 8 -- Nonpriority, unsecured claims against GCC that are not also claims against any direct or indirect subsidiary of GCC that is a chapter 11 debtor and that would otherwise have been classified in Class 6

As provided under Option B of the heading "Bank Support Agreement Condition" above.

Class 9? Claims of Harcourt:

On the Effective Date, or as soon thereafter as practicable, in full satisfaction of

Harcourt's Class 7 Claims (i) Harcourt will receive cash in an amount equal to $1 million; and (ii) AMCE shall, as to each of the Harcourt Leases (as defined below)

either (a) agree to become a substitute guarantor of such Harcourt Lease in exchange for the lessor under such Harcourt Lease releasing Harcourt from all claims thereunder or (b) absent such a release of Harcourt by the applicable lessor, provide an indemnification to Harcourt against any further liability related to such Harcourt

Lease (which indemnification shall include any and all costs and liabilities of

Harcourt arising after the Effective Date in connection with a default under such

Harcourt Lease, including but not limited to reasonable fees of counsel, but shall not include any guarantee fee or other payment that is not based upon actual costs incurred by Harcourt in satisfying or defending its obligations under the applicable

Harcourt Lease). For purposes hereof, "Harcourt Lease" includes all leases (a) under which Harcourt was the original tenant, is a guarantor or is otherwise liable for rent upon GCC's default in payment thereof, (b) that have not been rejected by GCC as of the date of this Term Sheet (other than the Erie Commons, Summit Park and Midway

Mall leases, which GCC shall reject and all three such leases shall not be deemed to be Harcourt Leases), and (c) that have not previously been assigned by any of the

Debtors to any party other than an affiliate of the Debtors. Without limiting the foregoing, none of the Identified Leases shall be deemed to be a Harcourt Lease. The

Harcourt Leases, which include without limitation the Reserved Leases (as defined below), shall be assumed as part of the plan of reorganization, without any payment or subsidy from Harcourt, and shall be specifically identified in an exhibit to the plan of reorganization. No Harcourt Lease shall be rejected without Harcourt's consent, unless otherwise agreed by AMCE and Harcourt in connection with the Harcourt

Lease renegotiations described below.

AMCE acknowledges that Harcourt has paid certain cure costs to the lessors under the

Plaza at Chapel (Unit 496) and Centennial (Unit 942) leases, and Harcourt will be reimbursed under the plan of reorganization for such cure costs to the extent such cure costs would otherwise be required to be paid to such lessors in connection with the assumption of such leases, in lieu of any claim with respect to such cure costs by such lessors.

Harcourt shall also be released from all claims of the Domestic Banks under the

Intercreditor Agreement, and the Reimbursement and Security Agreement described therein shall terminate and be of no further force or effect.

AMCE shall use reasonable commercial efforts (which shall not be interpreted to require AMCE to pay any amount other than its own attorneys' fees) to renegotiate the

Harcourt Leases prior to the Effective Date. Except as provided in the following sentence, Harcourt shall be entitled to participate in such renegotiations until the

Effective Date, but direction and control of such renegotiations shall be at AMCE's sole and absolute discretion. Harcourt shall not be entitled to participate in renegotiation of the Springfield, Hollywood Galaxy or Centennial Lakes leases (the

"Reserved Leases"); provided, that AMCE shall keep Harcourt reasonably informed with respect to the status of such negotiations and provided, further, that AMCE shall not seek or obtain lease concessions on other leases AMCE may have with the lessors under the Reserved Leases in lieu of lease concessions under the Reserved Leases without

Harcourt's consent. If the renegotiation of any Reserved Lease results in an agreement with the lessor for a replacement lease or lease buyout within the time frames set forth below, Harcourt will be entitled to the following: (i) with respect to each Reserved Lease for which an agreement for a replacement lease or lease buyout is executed prior to the Effective Date, Harcourt will be entitled to receive New

AMCE Stock with a Plan Value of $250,000 on the Effective Date; and (ii) with respect to each Reserved Lease for which AMCE received a written proposal from the lessor for a replacement lease or lease buyout prior to the Effective Date and for which AMCE and such lessor execute an agreement for a replacement lease or lease buyout within six (6) months after the Effective Date on terms that are at least as favorable to the lessee (after taking into account any payment to Harcourt pursuant to this Term

Sheet) as those contained in such proposal, Harcourt will be entitled to receive New

AMCE Stock with a Plan Value of $250,000 within ten (10) business days following execution of such post-Effective Date agreement.

Harcourt agrees that it will work cooperatively with AMCE with respect to the renegotiation of the Harcourt Leases. Regardless of whether Harcourt participates in a renegotiation, Harcourt shall receive the net present value, using a 10 percent discount rate, of 50 percent of any rent reductions (net of inducement payments, if any, paid by AMCE) that are renegotiated prior to the Effective Date for any of the

Harcourt Leases (excluding any rent reductions that may be part of a replacement lease with respect to a Reserved Lease or a lease buyout of a Reserved Leases, but otherwise including any rent reduction on a Reserved Lease). For purposes of the foregoing, a rent reduction will be deemed to have been renegotiated prior to the

Effective Date if either (a) the rent reduction is documented by an executed and fully effective lease amendment (a "Harcourt Lease Amendment") prior to or on the

Effective Date, or (b) notwithstanding that a Harcourt Lease Amendment was not obtained by the Effective Date, (1) the rent reduction was evidenced by a written proposal from the lessor under the applicable Harcourt Lease prior to the Effective

Date and (2) a Harcourt Lease Amendment is executed within six (6) months following the Effective Date that includes terms that are at least as favorable to the lessee

(after taking into account any payment to Harcourt pursuant to this Term Sheet) as those contained in such proposal. Amounts to which Harcourt is entitled under this paragraph, if any, shall be payable in cash on the later of (i) the Effective Date,

or as soon thereafter as practicable, or (ii) the date of execution of the applicable

Harcourt Lease Amendment.

Furthermore, except for Springfield Mall, Virginia (Unit 867); Southlake, Indiana

(Unit 875); Ford City, Illinois (Unit 940); and Bay Plaza, New York (Unit 902), AMCE

shall not extend the term of any of the leases of which Harcourt is a guarantor beyond its current term, unless Harcourt is provided evidence reasonably satisfactory to it that it is not liable, or is removed, as guarantor of the applicable lease for any such extension period.

GCC shall also assign to Harcourt, without representation or recourse, all of GCC's right, title and interest in, to and under any collateral or security, including without limitation any letters of credit, guaranties and other security or documents supporting the non-GCC assignee's or subtenant's liability under any Assigned Leases under which Harcourt may have contingent liability, whether as a guarantor, original tenant or otherwise.

Harcourt's (and its affiliates') recovery and distribution under the Plan shall be exclusively as set forth in this treatment of Class 7 Allowed Claims, and Harcourt

(and its affiliates) shall not be entitled to assert any claim in Class 6, whether in its own name, in the name of a third party landlord, as subrogee, as assignee or otherwise. As of the Effective Date of the Plan, Harcourt (and its affiliates) shall be deemed to have withdrawn any and all proofs of claim asserted against the GCC

Debtors in any and all such capacities, with prejudice.

Class 10?Common Stock Interests (including any Allowed Claims subordinated to the level of common stock under section 510(b) of the Bankruptcy Code):

Subject to satisfaction of the Class 10 Participation Conditions (as defined below),

a limited liability company ("New Investments LLC") will acquire 100 percent of the membership interests in GCCI LLC and, subject to certain conditions, the equity interests in New Investments LLC will be distributed to (i) Holders of Allowed

Interests, (ii) AMCE or its designee and (iii) investors who participate in a

$16,250,000 equity financing to be conducted by New Investments LLC, as described in more detail below. Immediately prior to such acquisition by New Investments LLC, any investment portfolio assets, any net proceeds received after the filing of the Plan with respect to or from the dispostion of such assets not initiated by GCCI LLC and any furniture, fixtures and equipment that are owned by GCCI Inc. will be transferred to GCCI LLC, subject to any restrictions on transfers binding on GCCI Inc. with respect to such investments.

If and only if the Class 10 Participation Conditions are satisfied, and not otherwise, Holders of Allowed Interests shall receive the following consideration on the Effective Date, or as soon thereafter as practicable:

Each such Holder shall receive its Pro Rata Share of (i) $100,000.00 Cash plus (ii)

10.416667 percent of the limited liability interests (the "LLC Interests") of New

Investments LLC (the "Class 10 Percentage"), which percentage shall be increased to

14 percent if the Preferred LLC Interest Repurchase, as described below, occurs.

"Pro Rata Share" means the percentage calculated by dividing such Holder's Allowed

Common Stock Interest by the aggregate amount of all Allowed Interests.

The distribution to each such Holder of its LLC Interests shall be subject to and contingent upon the following conditions (the "Distribution Conditions"): (i) the filing of the notification of election on Form N-54A by New Investments LLC to be subject to the provisions of Sections 54 through 65 (applicable to business development companies) of the Investment Company Act of 1940 (the "BDC Election"),

(ii) effectiveness of the registration of New Investments LLC on Form 10 under

Section 12(g) of the Securities Exchange Act of 1934 (the "34 Act Registration"), and

(iii) the effectiveness of registration of New Investment LLC's investment manager

(the "Investment Manager") as an investment adviser under the Investment Advisers Act of 1940 (the "Adviser Act Registration"), without, in the case of any of the BDC

Election, the 34 Act Registration or the Adviser Act Registration, the SEC requiring any changes to the terms and provisions applicable to New Investments LLC and the

Investment Manager as described herein or in the Form 10 or indicating that any such term or provision might violate a provision of law or regulation or subject New

Investments LLC, the Investment Manager or their respective member, managers,

employees or agents to any liability. If the Distribution Conditions do not occur,

New Investments LLC shall have the option at the sole discretion of the Investment

Manager to direct that no LLC Interests shall be distributed to the Holders of

Allowed Interests. If New Investments LLC exercises such option, (i) the LLC

Interests which would otherwise be distributed to the Holders shall be held by AMCE,

or at AMCE's election, Reorganized GCX or another of AMCE's designees, (ii) New

Investments LLC shall withdraw or not make, as the case may be, its BDC Election and

34 Act Registration and the Investment Manager shall withdraw or not make the Adviser

Act Registration, (iii) New Investments LLC will operate as an investment company exempt from registration under the Investment Company Act of 1940 (the "40 Act"), and

(iv) the Holders of Allowed Interests will not receive the Cash distribution described above. In such event, none of New Investments LLC, the Investment Manager,

the Reorganized Debtors or AMCE, nor their respective members, managers, employees or agents shall have any liability to the Holders of Allowed Interests if such Holders do not receive any distribution of LLC Interests.

It is anticipated that New Investments LLC will file the Form 10 prior to the

Effective Date, and unless the SEC agrees to accelerated consideration of the Form

10, the SEC's decision to declare the Form 10 effective under the Securities Exchange

Act of 1934 (the "34 Act") shall require at least 60 days from filing. Because the

BDC Election will become effective upon filing, it is anticipated that New

Investments LLC will make the BDC Election only upon the effectiveness of the 34 Act

Registration. Accordingly, any distribution of LLC Interests to Holders of Allowed

Interests may be delayed until several months after confirmation until the

Distribution Conditions have been fulfilled or waived.

The remaining equity interests in New Investments LLC will be a special class of equity interests (the "Preferred LLC Interests") which will be owned by AMCE, or at

AMCE's election, Reorganized GCX or another of AMCE's designees. The Preferred LLC

Interests will represent 25.595238 percent of the equity of New Investments LLC and will be entitled to receive a distribution priority in an amount equal to $6.5 million (the "Preferred LLC Priority Amount"). The Preferred LLC Interests will further be subject to an option in favor of New Investments LLC to purchase all, but not less than all, of such Preferred LLC Interests for $6.5 million in Cash within 30 days (the "Option Period") after the Effective Date. In the event such option is not exercised, AMCE or its designee shall have the right to put such Preferred LLC

Interests to New Investments LLC at any time during the seven (7) day period after the expiration of the Option Period for such $6.5 million amount. (The exercise of either of such option or such put is referred to as the "Preferred LLC Interest

Repurchase.") New Investments LLC shall not incur debt or grant liens upon its assets without the consent of the holders of the Preferred LLC Interests while they remain outstanding. It is anticipated that the Preferred LLC Interest Repurchase will occur prior to the BDC Election.

Notwithstanding anything to the contrary contained herein, in the event that any impaired Class of Claims does not accept the Plan, and the Bankruptcy Court determines that the proposed treatment of Class 10 as set forth herein violates the provisions of section 1129(b)(2) of the Bankruptcy Code with respect to the treatment of such nonaccepting Class, the treatment of Class 10 shall be modified in any manner elected by AMCE to the extent necessary to cause the Plan not to violate the provisions of section 1129(b)(2) of the Bankruptcy Code. In addition, if any party in interest objects to the treatment of Class 10 as set forth herein and the Bankruptcy

Court sustains such objection, then the Holders of Allowed Interests shall receive no consideration under the Plan. As a matter of disclosure but not as an obligation under or pursuant to the Plan, in such event Reorganized GCCI Inc. would retain all of its interest in GCCI LLC on the Effective Date but AMCE would intend to cause the sale of such interest to New Investments LLC after the Effective Date for $6.5 million.

All Existing GCX Common Stock shall be deemed cancelled on the Effective Date.

If (a) prior to February 4, 2002, members of the family of Richard A. Smith or their affiliates (the "Smith Family") and New Investments LLC have not executed an agreement obligating the Smith Family to provide the Equity Financing and New

Investments LLC to consummate the transactions described herein with respect to the

Class 10 treatment, subject only to the conditions described herein, or (b) prior to the Confirmation Date, the $16,250,000 to be raised in the Equity Financing has not been invested in or committed to New Investments LLC (the "Class 10 Participation

Conditions"), the Holders of Allowed Interests shall receive no consideration under the Plan.

The following sets forth additional information and terms regarding New Investments

LLC, and its acquisition of the equity interests in GCCI LLC. Any changes to the following information and terms will be reflected in the Plan Documentary Supplement to be filed prior to the Confirmation Date which will include, among other documents,

the LLC Operating Agreement for New Investments LLC and the Investment Management

Agreement with New Investment LLC's Investment Manager. To the extent of any inconsistency between the Plan and the Plan Documentary Supplement, the terms of the

Plan Documentary Supplement shall govern.

1. New Investments LLC.

(a) New Investments LLC will be formed by members of the family of Richard A.

Smith or their affiliates (the "Smith Family"), and will conduct an equity financing of its LLC Interests, as described below. The Smith Family includes, in addition to

Richard A. Smith, certain family members and related trusts, charitable foundations and other entities that collectively own approximately 28 percent of the outstanding shares of GCX's Common Stock. Richard A. Smith formerly served as Chairman and Chief

Executive Officer of GCX, and his son, Robert A. Smith, formerly served as President and Chief Operating Officer of GCX. John Berylson is the son-in-law of Richard A.

Smith.

(b) If the Distribution Conditions have been fulfilled, New Investments LLC will be subject to all the regulatory requirements and operational restrictions applicable to a business development company under the 40 Act. A business development company is a type of closed-end investment company and, as such, will not issue or have outstanding redeemable securities. Business development companies operate for the purpose of providing venture capital financing and making available significant managerial assistance to certain private or financially troubled businesses. In recognition of the particular needs of venture capital investment companies, the regulation of business development companies under the 40 Act is generally more flexible and less burdensome than that applicable to traditional investment companies regulated by the 40 Act. As a business development company, New Investments LLC will also be required to file annual, quarterly and similar reports pursuant to Section 13 of the 34 Act.

(c) In order to avoid taxation of New Investments LLC as a corporation, no interests in New Investments LLC will be publicly tradable.

(d) New Investments LLC's business purpose will be to manage and liquidate the investments of its portfolio companies and to make additional investments in such portfolio companies. New Investments LLC will not make any investments in any companies other than such portfolio companies or their respective affiliates or successors.

2. Chestnut Hill Capital Partners LLC ("CHCP"). CHCP owns 1 percent of the LLC interests of GCCI LLC. Prior to the Effective Date, John Berylson and Demos

Kouvaris, who own 100 percent of the LLC interests of CHCP, will transfer at GCX's direction all such CHCP LLC interests to GCCI Inc., free and clear of all liens and encumbrances (the "CHCP Transfer"), after which GCCI Inc. will directly and indirectly own 100 percent of the LLC interests in GCCI LLC. The CHCP Transfer shall be in full satisfaction of loans owed to GCX in the principal amount of

$419,309 by John Berlyson and in the principal amount of $55,292 by Demos Kouvaris,

together with all interest (or other fees and expenses, if any) accrued on (or with respect to) such loans. New Investments LLC shall indemnify and hold GCCI Inc.

harmless against any loss or expense incurred by GCCI Inc. with respect to CHCP liabilities (other than liabilities to the Debtors), if any.

3. Acquisition of GCCI LLC. Subject to the Class 10 Participation Conditions,

New Investments LLC will acquire from GCCI Inc. and CHCP 100 percent of the interests

(including carried interests) in GCCI LLC, free and clear of all liens, encumbrances and security interests of any kind (including any security interests held by GCX), in consideration for the issuance to GCCI Inc. of the Preferred LLC Interest and the

Class 10 Percentage of the LLC Interests (the "Class 10 LLC Interests"). If the

Distribution Conditions occur, the Class 10 LLC Interests will be distributed to the

Holders of Allowed Interests. On the Effective Date, the assets of GCCI LLC will include (i) the portfolio investments of GCCI LLC and GCCI Inc. as listed in Section

I.6.b of the Disclosure Statement, (ii) the proceeds, if any, of any disposition of any of such investments received after filing of the Plan with respect to or from a disposition of such assets not initiated by GCCI LLC, net of taxes on gains from such disposition and transaction expenses, if any, and net of new capital invested in the investment assets after filing of the Plan, if any, and (iii) any furniture, fixture and equipment assets of GCCI Inc. that are used exclusively for conducting GCX's investment business.

4. Offering for $16,250,000 to Fund the Portfolio and its Operations.

(a) As a condition to the acquisition by New Investments LLC of the equity interests in GCCI LLC, New Investments LLC shall have raised in an equity financing

(the "Equity Financing") $16,250,000 in invested or committed capital. Investors in the Equity Financing will receive LLC Interests in New Investments LLC, which LLC

Interests will represent, after the issuance of the Preferred LLC Interests and the

Class 10 LLC Interests, 63.988095 percent of the equity of New Investments LLC. In the event the Preferred LLC Interest Repurchase occurs, the LLC Interests acquired by the investors in the Equity Financing will represent 86 percent of the equity of New

Investments LLC.

(b) The Debtor understands that the Smith Family, and certain affiliated trusts of the Smith Family (collectively, the "Smith Investors"), together with John

Berylson, and certain family members and affiliated trusts of John Berylson

(collectively, the "Berylson Investors"), intend to commit the full $16,250,000 subject to the terms and conditions described herein. Of this amount, it is anticipated that the Berylson Investors will invest at least $5,000,000.

Notwithstanding the foregoing, holders of Allowed Class 5 Claims who are "qualified institutional buyers," as that term is defined in Rule 144A promulgated pursuant to the Securities Act of 1933, shall be entitled to participate in the Equity Financing in an amount of up to $6,250,000. Such holders of Allowed Class 5 Claims shall be entitled to participate in such amount pro rata in proportion to the amount of their

Allowed Class 5 Claims and shall have over-subscription rights to the extent other holders of Allowed Class 5 Claims do not subscribe for their respective pro rata shares. Any amounts which holders of Allowed Class 5 Claims elect to purchase shall reduce the amount otherwise available to the Smith Investors and the Berylson

Investors. New Investments LLC shall also reserve the right to permit other investors to acquire LLC Interests in the Equity Financing to the extent that the

Smith Investors and the Berylson Investors agree not to purchase any LLC Interests not acquired by the Holders of Allowed Class 5 Claims.

(c) The Berylson Investors and the Smith Investors will require as a condition to proceeding with the transactions described herein that (i) the Confirmation Order will provide that, based on AMCE's exercise of its right under Section 10.2 of the

Plan to elect to have the Claim of John Berylson in the sum of $2,327,225.71 treated as a Class 6 Unsecured Claim Allowed in full, such Claims will be so treated,

conditioned upon consummation of the Preferred LLC Interest Repurchase, and (ii) the

CHCP Transfer and related loan satisfaction has occurred. Except for such Claim of

John Berylson, the Claim of Demos Kouvaris in the sum of $117,109, any vested employee pension benefits under GCX's defined benefit pension plan or 401(k) plan that either may have and any salary and employee benefits (not to include in any event any severance, SERP or supplemental executive medical benefits) accrued and unpaid since their hire by GCX or GCCI Inc. post-petition and through the Effective

Date, the obligations of the Debtors to proceed with the transactions contemplated herein shall be subject to the waiver and release by each of Messrs. Berylson and

Kouvaris and by CHCP of any other Claims of any kind any of them may hold, including without limitation any employment, deferred compensation, severance or pool payment

Claims.

5. Investment Manager and Management Fee

(a) A management company (the "Investment Manager") will be formed which will serve as the investment manager to New Investments LLC. The Investment Manager will be owned and controlled by John Berylson and Demos Kouvaris, who are currently the principals of CHCP and manage the investment activities of GCCI Inc. and GCCI LLC.

(b) The Investment Manager will enter into an investment advisory and management agreement (the "Investment Management Agreement") with New Investments LLC and will receive an annual fee of 2 percent per year of the net asset value of New Investments

LLC, subject to a minimum fee of $1,100,000 necessary to cover the expenses,

including salaries, of the Investment Manager. This fee will be paid for a period of four years. Thereafter, the minimum annual fee will be $500,000 until all investments have been liquidated. If in any year the $1,100,000 or $500,000 minimum,

as the case may be, exceeds 2 percent of the net asset value of New Investments LLC,

such excess shall be credited towards the 2 percent in any year in which the 2 percent exceeds the minimum for such year, but only to the extent of such excess.

Other expenses of New Investments LLC, such as legal, auditing and regulatory compliance fees, will be paid directly by New Investments LLC.

(c) If the Distribution Conditions occur and the Class 10 LLC Interests are distributed to the Holders of Allowed Interests, the Investment Management Agreement

(i) will be for an initial term of two years and be subject to annual renewals thereafter with the approval of the Board of Managers and the "disinterested managers" of New Investments LLC or the outstanding voting securities holders of New

Investments LLC in accordance with Section 15 of the 40 Act, and (ii) will be subject to termination upon 60 days notice, also as provided in Section 15 of the 40 Act. If the Class 10 LLC Interests are not distributed to the Holders of Allowed Interests and New Investments LLC does not make the BDC Election, the Investment Management

Agreement will be for an initial term of two years and subject to annual renewals thereafter with the approval of the Board of Managers.

(d) If New Investments LLC will be qualified as a business development company,

Investment Manager will be required to register as an investment adviser under the

Investment Advisers Act of 1940.

6. Distributions. All distributions made by New Investments LLC, including distributions upon liquidation of New Investments LLC, will be made in the following order of priority assuming the Preferred LLC Interest Repurchase has occurred:

First, 100 percent to the holders of LLC Interests pro rata until they have received aggregate distributions equal to their Initial Capital Amounts. The "Initial Capital

Amounts" for the investors in the Equity Financing will equal in the aggregate

$16,250,000 and for the Holders of Allowed Interests, assuming the distribution to such holders occurs, will equal in the aggregate $2,645,348.80.

Second, 100 percent to the holders of LLC Interests pro rata until they have received aggregate distributions equal to a 6 percent return, compounded annually, on their

Initial Capital Amounts.

Third, 100 percent to the Investment Manager until the Investment Manager has received aggregate distributions equal to 20 percent of the amounts distributed pursuant to the foregoing clause Second and this clause Third.

Fourth, 80 percent to the holders of LLC Interests and 20 percent to the Investment

Manager. (The distribution payable to the Investment Manager pursuant to the foregoing clause Third and this clause Fourth is referred to as the "Carried

Interest").

The Investment Manager's right to receive the Carried Interest shall be fully vested upon the issuance of such interest in recognition of the fact that, with the assistance and advice of the Investment Manager, New Investments LLC will have concurrently with the closing of the transactions contemplated hereby acquired the entire portfolio of securities (subject to follow-on investments) that New

Investments LLC will acquire.

7. Board Composition and Control of New Investments LLC.

(a) If holders of Allowed Class 5 Claims invest at least $3,000,000 in the Equity

Financing, the Board of Managers of New Investments LLC will include the following three interested managers: a representative of the Berylson Investors, who shall initially be John Berylson; a representative of the Smith Investors, who shall initially be Richard Smith; and a representative of the holders of Allowed Class 5

Claims who represent a majority of the LLC Interests purchased by such holders. The

Board of Managers will also include four disinterested managers to be designated prior to confirmation and who shall be nominated and elected by the holders of a majority of the LLC Interests in New Investments LLC. If holders of Allowed Class 5

Claims do not invest at least $3,000,000 in the Equity Financing, the Board of

Managers of New Investments LLC will include the following two interested managers: a representative of the Berylson Investors, who shall initially be John Berylson; and

a representative of the Smith Investors, who shall initially be Richard Smith. In such event, the Board of Managers will also include three "disinterested managers" to be designated prior to confirmation and who shall be nominated and elected by the holders of a majority of the LLC Interests in New Investments LLC. Each member of the Board shall serve for a five-year term, and any replacements upon resignation or removal of a member shall be made by the parties entitled to appoint such member in the first instance. In the event the Distribution Conditions do not occur, or are not waived, and accordingly the BDC Election is not made, the Board of Managers may not include any disinterested managers, and additional managers may be appointed with the consent of a majority of the holders of LLC Interests.

(b) Pursuant to the terms of the Investment Management Agreement, the Investment

Manager will have the discretion to make disposition decisions with regard to portfolio investments held by New Investments LLC, and shall also make recommendations to the Board of Managers regarding additional investments in such portfolio companies. The approval by the Board of Managers shall be required for any additional investments. There will be no limitation on the types of investments that may be recommended by New Manager LLC, as long as such investments are in companies which are then portfolio companies of New Investments LLC. The approval of the Board of Managers of New Investments LLC will also be required prior to New

Investments LLC's reinvesting the proceeds of any liquidated investments, raising any capital of any kind, distributing any investments in kind or retaining reserves or other amounts from the cash proceeds of a liquidity event which will otherwise be distributed pursuant to the distribution provisions discussed above.

8. Voting Rights of Holders of LLC Interests. Each holder of an LLC Interest is entitled to a vote proportionate to such holder's percentage share of the equity of

New Investments LLC for the election of members of the Board of Managers. All voting rights for the election of such members are noncumulative, which means that the holders of more than 50 percent of the LLC Interests can elect 100 percent of the managers then nominated for election if they choose to do so and, in such event, the holders of the remaining LLC Interests will not be able to elect any managers.

9. Board Composition ofInvestment Manager. The Board of Managers of the

Investment Manager will be such individuals as may be designated by Messrs. Berylson and Kouvaris, who will own 100% of the Investment Manager.

Class 10 Common Stock Options:

The holders of Common Stock Options shall receive no distribution. On the Effective

Date all Common Stock Options and any other equity interests will be canceled.

Existing Issue:

$225 million principal amount of 9.5 percent Senior Subordinated Notes due 2011 of

AMC Entertainment Inc. (the "Notes").

Issuer:

AMC Entertainment Inc. ("AMCE" or the "Company").

Coupon:

9.5 percent, payable twice annually on February 1st and August 1st.

Maturity Date:

February 1, 2011.

Optional Redemption:

The Company may redeem the notes at its option, in whole or in part, at any time after February 1, 2004 at 104.75 percents of the principal thereof, declining ratably to 100.00 percent of the principal amount thereof on or after February 1, 2007, plus in each case interest accrued to the redemption date.

Change of Control:

Upon a Change of Control, the holders of the Notes will have the right to require

AMCE to repurchase the Notes at a price equal to 101 percent of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

Ranking:

The Notes are unsecured senior subordinated indebtedness ranking pari passu with all of AMCE's existing and future senior subordinated indebtedness. The payment of all obligations in respect of the Notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all senior indebtedness. As of

June 28, 2001, AMCE had approximately $73.2 million of net senior indebtedness and

$199 million of pari passu indebtedness outstanding. In addition, the Notes are effectively subordinated to all liabilities of AMCE's subsidiaries, including trade payables but excluding: (i) intercompany obligations; (ii) liabilities under guarantees of AMCE's obligations; and (iii) obligations under operating leases and other obligations not reflecting in AMCE's consolidated financial statements.

Certain Covenants:

The indenture contains certain covenants that, among other things, restricts AMCE's ability and the ability of AMCE's subsidiaries to: (i) incur additional indebtedness;

(ii) pay dividends or make distributions in respect of capital; (iii) purchase or redeem capital stock; (iv) enter into transactions with certain affiliates; (v)

become liable for any indebtedness that is subordinate or junior in right of payment to any senior indebtedness and senior in right of payment to the Notes; or (vi)

consolidate, merge or sell all or substantially all of AMCE's assets, other than in certain transactions between one or more of AMCE's wholly-owned subsidiaries and

AMCE.

Unit #

Theatre Name

410 Pga

414 Gwinnett Place

421 Westdale

449 Galleria

466 Dublin Place

471 Coral Square

474 Central Park

476 Northland

477 Burnhaven

482 Pinellas Square

484 Point Nasa

493 Regency

499 Lindbergh

507 Janaf

514 Lakeside (2 Units)

662 Wyoming Valley

691 Columbia City

704 Lakehurst

713 Rutgers

716 Deerbrook

804 Crosscreek Mall

806 Erie Commons

809 Shelard Park

829 Mercer Mall

834 Lakeside (2 Units)

837 Hanes Mall

841 Wyoming Valley

846 Lafayette Sq

853 Merchants Walk

861 San Mateo

869 Sandy Springs 8

872 Summit Park

876 Columbia Mall

877 Chestefield

883 Westland

887 Colonial

888 Arlington Park

889 Ridgmar Town Sq

892 Eastland

894 Mall Of Memphis

901 Crossroads East

908 Lincoln Plaza 8

910 Esplanade Mall

912 Highland 10

915 Pembroke

918 Gateway Center

921 Mission Bay

923 Hairston

925 Fountains 8

928 Richardson

930 Pleasant Valley

934 Great Hills

939 Altamonte 8

941 Midway Mall

947 Lake Mary

952 Canton Cinema

953 Fashion Square

954 Market 7

955 Pittsford